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                                                                  EXHIBIT 3.1(b)

                           CERTIFICATE OF AMENDMENT
                           ------------------------

                                      OF
                                      --

                           ARTICLES OF INCORPORATION
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The undersigned certify that:

1. They are the president and treasurer, respectively, of PAC-WEST TELECOMM, INC., a California corporation.

2. Subdivision A of Article III of the Articles of Incorporation of this corporation is amended to read as follows:

               AUTHORIZED SHARES: The total number of shares of capital stock
               -----------------
          which the Corporation has authority to issue is 51,750,000 shares consisting of:

                    (1) 1,750,000 shares of Class A Participating Preferred Stock, par value $.001 per share (the "Class A Preferred"); and
                                                 -----------------

                    (2) 50,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock").
                      ------------

          Upon the amendment of this Article to read as herein set forth, each outstanding share of Common and Class A Preferred Stock is changed and converted into 1.4 shares of the same class of stock.

3. The definition of "Original Cost" in Section 11 of Subdivision B of Article III is amended to read as follows:

               "Original Cost" of each share of Class A Preferred shall be equal
                -------------
          to $25.72 per share (as proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations affecting Class A Preferred).

4. The foregoing amendments of Articles of Incorporation have been duly approved by the board of directors.

5. The foregoing amendments of Articles of Incorporation have been duly approved by the required vote of common shareholders in accordance with
     Section 902, California Corporations Code. The total number of outstanding common shares of the corporation is 12,562,470. The number of common shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.


6. The foregoing amendments of Articles of Incorporation have been duly approved by
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     the required vote of Class A preferred shareholders in accordance with
     Sections 902 and 903, California Corporations Code. The total number of outstanding Class A preferred shares of the corporation is 1,250,000. The number of Class A preferred shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  October 7, 1999.


                                          /s/ Wallace W. Griffin
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                                          WALLACE W. GRIFFIN, President

                                          ______________________________________